Exhibit 10.2

Kellogg Company
Long Term Incentive Plan
RESTRICTED STOCK UNIT TERMS AND CONDITIONS
For Performance Year 2019, RSUs granted in 2020

1.
Type of Award: Restricted Stock Unit (“RSU”) awards are granted to participants upon the approval of the Compensation and Talent Management Committee of the Board of Directors of Kellogg Company (the “Committee”). This RSU award will be forfeited if the participant is terminated, retired, on long-term disability, on a severance leave of absence or otherwise not an active employee on the date of grant. Employees who receive and accept an RSU award are participants in the Kellogg Company 2017 Long-Term Incentive Plan (the “Plan”).

2.
Vesting: RSU awards become unrestricted and no longer subject to forfeiture and will fully vest on the third anniversary of the grant date. Participants will immediately forfeit any non-vested RSUs upon termination of employment with Kellogg Company or any of its subsidiaries (the “Company”), for any reason other than death, Disability, Retirement or Change of Control (as those terms are defined in the Plan. In the case of a participant’s, death, Disability or Retirement, RSUs will partially vest. Vesting in those cases will be pro-rated based on the number of days the participant was actively employed during the vesting period.

This RSU award partially vests if the participant’s employment with the Company terminates because of death, Disability (as defined in the Plan) or Retirement.  Retirement under the Plan is the same as the participant’s defined benefit pension-based eligibility criteria for those that receive a defined benefit pension from the Company.  If the participant does not have a defined benefit pension from the Company, Retirement means the participant terminates employment with the Company on or after the participant has attained age 55 with at least five years of service with the Company and the participant’s combined age and years of service equal at least 65.  For example, a participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.

3.
Change of Control: Notwithstanding the above, in the event of a Change of Control, all outstanding RSU awards will fully vest immediately as of the Change of Control and will be considered fully earned and will be payable as promptly as practicable following the Change of Control if the RSU awards have not been assumed or replaced by a Substitute Award, as defined below.

An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserves the existing value of the outstanding RSU awards at the time of the Change of Control and provide vesting and payout

RSU Grant Terms and Conditions        page 1

terms, as applicable, that are at least as favorable to participants as vesting and payout terms applicable to this RSU award (including the terms and conditions that would apply in the event of a subsequent Change of Control).
If and to the extent this RSU award is assumed by a successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then such Substitute Award shall remain outstanding and be governed by its respective terms and the provisions of the applicable plan.
If this RSU award is assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated by (i) the Company or successor, as the case may be, for any reason other than cause; or (ii) a participant eligible to participate in the Kellogg Company Change of Control Severance Policy for Key Executives, for Good Reason (as defined in that Policy), in each case, within the two year period commencing on the date of the Change of Control, then all Substitute Awards for that participant will fully vest immediately as of the date of the participant’s termination and will be considered fully earned and will be payable promptly as practical following the Change of Control.
The Committee may make additional adjustments or settlements of outstanding RSU awards as it deems appropriate and consistent with the Plan’s purposes, including adjustments related to adverse tax consequences for participants or the Company.

4.
Non-Solicitation: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that during the participant’s active employment and thereafter for a period of two years, the participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company, any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company; or directly or indirectly divert or take away or attempt to divert or take away any customers, business, or suppliers of the Company upon whom the participant called, serviced, or solicited, or with whom the participant became acquainted as a result of the participant’s employment with the Company.

5.
Non-Disparagement of the Company: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that during the term of the participant’s active employment and thereafter, the participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

6.
Preservation of Company Confidential Information: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that the participant will not (without first obtaining the prior written

RSU Grant Terms and Conditions        page 2

consent in each instance from the Company) during the term of the participant’s employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of the participant’s duties), any information received directly or indirectly from the Company or acquired or developed in the course of the participant’s employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

7.
Payment: This RSU award will be paid, when and as vested, in shares of Kellogg Company common stock based on the applicable number of RSUs unless Kellogg Company determines otherwise (see 'Tax and Legal Issues' below). Until the time of vesting, no shares of common stock will be issued for the RSUs.

8.
Dividends: If cash dividends are declared and paid on Kellogg Company common stock prior to the date the RSU award is vested, an amount equal to the cash dividends payable on the Kellogg Company common stock represented by the RSU award will be converted as of the dividend payment date to the equivalent number of whole shares of Kellogg Company common stock, including fractional shares, and credited to a bookkeeping account maintained for the participant’s benefit (“Dividend Equivalent Units”).  Cash dividends declared and paid on the Kellogg Company common stock represented by Dividend Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the participant’s account and converted to Kellogg Company common stock in the same manner as dividends with respect to RSU awards.  Upon the vesting of the corresponding RSUs, the Dividend Equivalent Units will vest and be paid in shares of Kellogg Company common stock (rounded up to the nearest whole number of shares).  If the RSUs partially vest as the result of the participant’s death, Disability or Retirement, the Dividend Equivalent Units will vest in the same proportion that the RSUs vest.  Dividend Equivalent Units attributable to forfeited RSUs shall also be forfeited.

9.
Voting: RSUs do not give their holder any voting rights, or any other right of a holder of Kellogg Company common stock. The shares of Kellogg Company common stock that are issued for RSUs upon vesting will have voting rights.

10.
Taxes: Taxes will be due when the RSUs vest based on the Fair Market Value (as defined in the Plan) of the shares on the vesting date. This amount, considered taxable compensation, will be included in appropriate tax forms for the participant, for example, W2 income for U.S. employees and T4 income for Canadian employees. Participants will pay withholding taxes by selling shares. Taxes include, but are not limited to, Federal or national, social insurance or FICA taxes, state and local, if applicable, and as required by local requirements. FICA taxes may be due before the vesting date for U.S. and Puerto Rico participants who are Retirement eligible.

11.
Settlement: Participants will not receive stock certificates when RSUs vest. The shares of Kellogg Company common stock issued in payment for RSUs will initially be held via book entry at Merrill Lynch. Those shares will be registered in the participant’s name as soon as

RSU Grant Terms and Conditions        page 3

administratively feasible. Participants can change the registration of the shares after the vesting period. Contact Merrill Lynch within in the U.S. at 1-866-866-4050 or outside the U.S. at 1-609-818-8669.

12.
Communication: Each participant will be provided with a written confirmation of the RSU award. Participants will also receive a notice after vesting that explains the number of shares issued as well as the number of shares to be sold to pay the withholding tax.

13.
Disposition at Vesting: After RSUs vest and shares are issued, participants can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.

14.
Benefits: RSU grants or vesting income will not be included in earnings for the purposes of determining benefits, including pension, defined contribution retirement, disability, life insurance and other survivor benefits (for U.S. participants).

15.	Insiders: Insiders cannot dispose of the shares issued after vesting without prior approval of the Legal & Compliance Department.

16.
Tax and Legal Issues: Prior to vesting, the Company reserves the right to replace RSUs granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the participant or the Company related to the ownership of Kellogg Company shares (generally for participants outside North America).

17.	Recoupment: If at any time (including after the vesting date or after payment), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (an “Authorized Officer”):

(a)
reasonably believes that a participant has engaged in “Detrimental Conduct” (as defined below), the Committee or an Authorized Officer may suspend the participant’s participation in this RSU award pending a determination of whether the participant has engaged in Detrimental Conduct;

(b)
determines that a participant has engaged in “Detrimental Conduct” (as defined below), then the grant of RSUs under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this RSU award or the Plan; and/or

(c)
determines the participant has engaged in “Detrimental Conduct” (as defined below), then the participant may be required to repay to the Company, in cash and upon demand, any payment in shares from any RSU award made during and after the year in which the Detrimental Conduct occurred.

The return of RSU payments under paragraph (c) is in addition to and separate from any other relief available to the Company due to the participant’s Detrimental Conduct.
“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to the participant’s employment for which

RSU Grant Terms and Conditions        page 4

either criminal or civil penalties against the participant may be sought, (ii) breaching the participant’s fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the participant or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.
For a participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the participant has engaged in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.
If a participant voluntarily leaves employment of the Company within one year of the vesting date to work for a direct competitor of the Company, then the value of this RSU award on the vesting date, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net RSU Proceeds”), shall be immediately due and payable in cash by the participant without notice, to the Company. For purposes of this RSU award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Geographic Area (as defined below) and any retailer that sells a private label version of any of the Products in the Geographic Area, including, without limitation, General Mills, Nestle, ConAgra, Post, Mondelez, Malt-0-Meal, Quaker, Diamond Foods, Campbell’s, PepsiCo, Hershey, Utz, Snyder’s-Lance, Cereal Partners Worldwide, Intersnack, Ulker; or any affiliate or successor to any such company, (ii) “Products” means ready-to-eat cereal products, hot cereal products, breakfast, protein or meal replacement beverages, toaster pastries, wholesome snacks including, but not limited to, cereal bars, granola bars, protein bars, crispy marshmallow treats, frozen waffles, frozen pancakes, crackers, salty snacks including by not limited to potato and tortilla chips, any other grain-based convenience foods, noodles, meat substitutes, and plant-based products, or any other product which the Company manufactures, distributes, sells or markets at the time the participant’s active employment with the Company ends, and (iii) “Geographic Area” means any territory, region or country where the Company sells any Products at any time ending on the one year period following the vesting date.
If at any time the Company determines that a participant has breached the non-solicitation, non-disparagement, confidentiality, or non-compete provisions of this RSU award, the participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net RSU Proceeds paid to the participant pursuant to this RSU award. By accepting this RSU award, the participant also agrees and acknowledges that if the participant breaches the non-solicitation, non-disparagement, confidentiality, or non-compete provisions of this RSU award, because it would be impractical and excessively difficult to determine the actual damages to

RSU Grant Terms and Conditions        page 5

the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The participant therefore agrees that, if the participant breaches the non-solicitation, non-disparagement, confidentiality, or non-compete provisions of this RSU award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. If this RSU award has not vested on the date the Company determines the participant breached the non-solicitation, confidentiality, or non-disparagement provisions of this RSU award, this RSU award shall be forfeited by the participant and cancelled by the Company.
The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (a) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).

18.
Offsets: Any amounts the Company owes the participant from time to time (including amounts owed to the participant as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to the participant by the Company) may be offset, to the extent of the amounts the participant owes the Company, provided that amounts owed to the participant which constitute “non-qualified deferred compensation” under Code Section 409A shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, the participant agrees to pay immediately the unpaid balance to the Company. The participant may be released from obligations under this Section only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.

19.
Administration: The Plan and this RSU award shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or an appropriately designated proxy, arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or an appropriately designated proxy, including without limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee may amend this RSU award to the extent provided in the Plan or this RSU award.

The Plan is hereby incorporated by reference. Capitalized terms not defined herein shall have the meaning given such term in the Plan. In the event of any conflict between the Plan and this RSU award, the provisions of the Plan shall control and this RSU award shall be deemed modified accordingly.

RSU Grant Terms and Conditions        page 6

20.	Assignability and Transfer: RSUs may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of prior to vesting, except as provided in the Plan.

21.
Recordkeeping and Authorization: By accepting this RSU award, the participant (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of RSU awards and the administration of the Plan; (ii) waives any data privacy rights the participant may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form.

22. Severability: The provisions of this RSU award are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

These terms and conditions are subject to the provisions of the Kellogg Company 2017 Long-Term Incentive Plan document and any additional terms and conditions as determined by the Committee.

Date: February 2020

RSU Grant Terms and Conditions        page 7